Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2025, with respect to the consolidated financial statements of CVB Financial Corp, and the effectiveness of internal control over financial reporting, incorporated herein by reference in the registration statements (No. 333-151755, 333-150016, 333-150017 and 333-225173) on Form S-8.

/s/ KPMG LLP

Irvine, California

February 28, 2025